As filed with the Securities and Exchange Commission on March 30, 2009

Registration No. 333- 145317
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________________

POST-EFFECTIVE AMENDMENT NO. 1
TO FORM S-3
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933
________________________

PHARMANET DEVELOPMENT GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	59-2407464
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

504 Carnegie Center, Princeton, NJ 08540
(609) 951-6800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
________________________

Steven J. Daniels, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
One Rodney Square
P.O. Box 636
Wilmington, Delaware 19899
Tel: 302-651-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)
________________________

  This post−effective amendment deregisters those securities that remain unsold hereunder as of the effective date hereof.

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ __________

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐             Accelerated filer ☒    Non-accelerated filer ☐    Smaller reporting company ☐
 (Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

PharmaNet Development Group, Inc. (formerly known as SFBC International, Inc.) (the “Company”) is filing this Post-Effective Amendment No. 1 to the registration statement on Form S-3, Registration No. 333-145317, filed on August 10, 2007 (as amended, the “Registration Statement”), pertaining to the Company's shelf registration of $300,000,000 of debt securities, warrants, preferred stock (including preferred stock that may be represented by depositary shares), common stock, and/or purchase contracts, separately or together in one or more combinations, as well as units comprised of one or more of these types of securities (collectively, the “Registered Securities”).

     On March 30, 2009, pursuant to an Agreement and Plan of Merger dated as of February 3, 2009, by and among the Company, JLL PharmaNet Holdings, LLC (“Parent”) and PDGI Acquisition Corp., a wholly owned subsidiary of Parent (“Acquisition”), Acquisition merged with and into the Company, with the Company being the surviving entity and becoming a direct, wholly owned subsidiary of PDGI Holdco, Inc. The Company intends to file a certification and notice of termination on Form 15 with respect to the Registered Securities, as applicable.

In accordance with an undertaking of the Company contained in the Registration Statement, as required by Item 512(a)(3) of Regulation S-K, to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offering, this Post−Effective Amendment No. 1 hereby removes from registration the securities of the Company that are registered but unsold under the Registration Statement and terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, state of New Jersey, on the 30th day of March, 2009.

PHARMANET DEVELOPMENT GROUP, INC.

By:	/s/ John P. Hamill
Name: John P. Hamill Title: Chief Financial Officer Date: March 30, 2009

Pursuant to the requirements of the Securities Act of 1933, as amended, this post-effective amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey P. McMullen Jeffrey P. McMullen	President and Chief Executive Officer, Director (Principal Executive Officer)	March 30, 2009

/s/ John P. Hamill John P. Hamill	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	March 30, 2009

/s/ PAUL S. LEVY Paul S. Levy	Director	March 30, 2009

/s/ RAMSEY A. FRANK Ramsey A. Frank	Director	March 30, 2009

/s/ THOMAS S. TAYLOR Thomas S. Taylor	Director	March 30, 2009

/s/ PETER M. STROTHMAN Peter M. Strothman	Director	March 30, 2009

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